        SOUTHWESTERN BELL TELEPHONE COMPANY
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
        Dollars in Millions                                                                        EXHIBIT 12

                                                                       YEAR ENDED DECEMBER 31,
                                                  1994          1993          1992          1991          1990

        Income Before Income Taxes,
         Extraordinary Loss and Cumulative
         Effect of Changes in Accounting
         Principles                         $  1,585.9    $  1,424.2    $  1,324.7    $  1,286.3    $  1,319.4
          Add: Interest Expense                  357.9         385.2         408.7         456.3         439.3
               1/3 Rental Expense                 25.6          22.8          27.6          22.7          29.6


          Adjusted Earnings                 $  1,969.4    $  1,832.2    $  1,761.0    $  1,765.3    $  1,788.3


        Total Interest Charges              $    357.9    $    385.2    $    408.7    $    456.3    $    439.3
        1/3 Rental Expense                        25.6          22.8          27.6          22.7          29.6


          Adjusted Fixed Charges            $    383.5    $    408.0    $    436.3    $    479.0    $    468.9


        Ratio of Earnings to Fixed Charges        5.14          4.49          4.04          3.69          3.81
